PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 48 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated August 2, 2001
                                                                  Rule 424(b)(3)

                                  $36,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------

              Equity-Enhanced Convert Notes due February 28, 2003
                          Mandatorily Exchangeable For
                 4.75% Convertible Subordinated Notes due 2007
                           of JUNIPER NETWORKS, INC.

The Equity-Enhanced Convert Notes due February 28, 2003, which we refer to as the Convert Notes, will pay interest, computed as described below, but do not guarantee any return of principal at maturity. Instead each Convert Note will pay at maturity one 4.75% Convertible Subordinated Note due 2007 of Juniper Networks, Inc., which we refer to as the Juniper Notes, and an amount in cash based on the appreciation in the market price of the common stock of Juniper Networks, if any, over the term of the Convert Notes, subject to a maximum payment of $168.6374.

     o The issue price of each Convert Note is $800.236, which represents the value of one Juniper Note based on the last offer price for the Juniper Notes on August 2, 2001, the day we offered the Convert Notes for initial sale to the public, plus accrued but unpaid interest on the Juniper Notes to but not including the issue date of the Convert Notes, plus $49.00. The principal amount of each Convert Note is $1,000.

     o On March 30 and September 30 of each year during the life of the Convert Notes, we will pay to the holder of each Convert Note an underlying coupon equal to the amount of interest, if any, paid by Juniper Networks on one Juniper Note since the preceding interest payment date for the Convert Notes on which an underlying coupon was paid (or since the original issue date, as applicable). If Juniper Networks fails to pay interest on the Juniper Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convert Notes. We will resume payments of the underlying coupon if, when and to the extent that Juniper Networks cures its payment default on the Juniper Notes prior to the maturity or acceleration of the Convert Notes.

     o At maturity, you will receive for each of your Convert Notes one Juniper Note and a payment in cash, which we refer to as the supplemental amount. The supplemental amount is equal to the greater of (i) zero and (ii) the parity of the Juniper Notes at maturity less $168.6374, which is the initial parity of the Juniper Notes on August 2, 2001, provided that the supplemental amount will not exceed $168.6374. The parity of the Juniper Notes on any day is the aggregate market price of the number of shares of Juniper common stock into which one Juniper Note is currently convertible, as adjusted from time to time as described herein.

     o Juniper Networks is not involved in this offering of Convert Notes in any way and will have no obligation of any kind with respect to the Convert Notes.

     o Investing in Convert Notes is not equivalent to investing in Juniper Notes or Juniper common stock.

You should read the more detailed description of the Convert Notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Convert Notes."

The Convert Notes are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.
                            -----------------------
                        PRICE $800.236 PER CONVERT NOTE
                            -----------------------

                            Price             Agent's         Proceeds to the
                         to Public(1)       Commissions         Company(1)
                         ------------     ----------------   ----------------
Per Convert Note .......   $800.236            $1.00             $799.236
Total................... $28,808,496          $36,000           $28,772,496

---------
(1) Plus accrued interest, if any, from the Original Issue Date.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Convert Notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                         Overview of the Convert Notes

     The Convert Notes are medium-term debt securities of Morgan Stanley Dean Witter & Co. mandatorily exchangeable for 4.75% Convertible Subordinated Notes due 2007 of Juniper Networks, Inc., which we refer to in this pricing supplement as the Juniper Notes. Juniper Notes are subordinated, unsecured obligations of Juniper Networks, Inc., which we refer to as Juniper Networks, and are rated B- by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. In this pricing supplement, "one Juniper Note" means each $1,000 principal amount of the Juniper Notes, and "one Convert Note" means each $1,000 principal amount of the Convert Notes we are offering to you.

Each Convert Note             We, Morgan Stanley Dean Witter & Co., are
costs $800.236                offering Equity-Enhanced Convert Notes due
                              February 28, 2003, Mandatorily Exchangeable for
                              4.75% Convertible Subordinated Notes due 2007 of
                              Juniper Networks, which we refer to as the Convert Notes. The issue price of each Convert
                              Note is $800.236, which represents the value of one Juniper Note based on the last offer price for the Juniper Notes on August 2, 2001, plus accrued but unpaid interest on the Juniper Notes to but not including the issue date of the Convert Notes, plus $49.00.

No guaranteed return          Unlike ordinary debt securities, the Convert
of principal                  Notes do not guarantee any return of principal at
                              maturity. Instead, at maturity, each Convert Note is mandatorily exchangeable for one Juniper Note and an amount in cash based on the appreciation in the market price of the common stock of Juniper Networks, if any, over the term of the Convert Notes, subject to a maximum payment of $168.6374. Investing in the Convert Notes is not equivalent to investing in Juniper Notes or in Juniper Stock.

Interest on the               On each March 30 and September 30 during the life
Convert Notes                 of the Convert Notes, we will pay to the holder
                              of each Convert Note an underlying coupon equal to the amount of interest, if any, paid by Juniper Networks on one Juniper Note since the preceding interest payment date for the Convert
                              Notes on which an underlying coupon was paid (or since the original issue date, as applicable). If
                              Juniper Networks fails to pay interest on the Juniper Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convert Notes. We will resume payments of the underlying coupon if, when and to the extent that Juniper Networks cures its payment default on the Juniper Notes prior to the maturity or acceleration of the Convert Notes.
                              For additional information about the acceleration of the Convert Notes if there is an event of default with respect to the Juniper Notes, see
                              "Description of Convert Notes--Certain Events
                              Affecting the Juniper Notes."

                              Payment at Maturity

The supplemental amount       At maturity, for each Convert Note you hold, we
you can receive is capped     will deliver to you one Juniper Note and an
                              amount in cash equal to the supplemental amount.

                              The supplemental amount we will pay to you at maturity for each Convert Note you hold will be the greater of:

                                   o  zero, and
                                   o  final parity less initial parity, which
                                      is $168.6374,

                              provided that the supplemental amount will not exceed $168.6374.

                              Parity at any date is the aggregate market price of the number of shares of Juniper Stock into which one Juniper Note is currently convertible, as adjusted from time to time to such date as described herein.

                              We will determine final parity based on the market price of Juniper Stock on the determination date, which we expect will be February 21, 2003, subject to certain market disruption events. See "Description of Convert Notes--Determination Date."

Juniper Stock is currently    Juniper Stock is currently listed on the NASDAQ
$27.93 per share              National Market. On August 2, 2001, the day we
                              offered the Convert Notes for initial sale to the public, the market price of Juniper Stock was $27.93 and the last offer price for the Juniper
                              Notes was 73.25%. You can review the historical prices of Juniper Stock and the Juniper Notes in the section of this pricing supplement called
                              "Description of Convert Notes--Historical
                              Information."

Juniper Notes are not listed  Juniper Notes are not listed or traded on an
on an exchange                organized securities exchange. Accordingly, there
                              are no published prices at which the Juniper
                              Notes that you will receive at maturity of the Convert Notes may be sold. We cannot assure you that there will be any market for the Juniper
                              Notes.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
Calculation Agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for The Chase
                              Manhattan Bank, the trustee for our senior notes.
                              As calculation agent, MS & Co. will determine final parity and calculate the supplemental amount, if any, that you receive at maturity. As calculation agent, MS & Co. will also adjust the share amount for certain corporate events that could affect the price of Juniper Stock and that we describe in the section of this pricing supplement called "Description of Convert
                              Notes--Adjustments to Share Amount."

No affiliation with           Juniper Networks is not an affiliate of ours and
Juniper Networks              is not involved with this offering in any way.
                              The obligations represented by the Convert Notes are obligations of Morgan Stanley Dean Witter &
                              Co. and not of Juniper Networks. At maturity you will receive Juniper Notes in exchange for our Convert Notes. The Juniper Notes are rated B- by
                              Standard & Poor's Rating Services, which is lower than the rating assigned to our senior debt by that service.

Where you can find more       The Convert Notes are senior notes issued as part
information on the Convert    of our Series C medium-term note program. You can
Notes                         find a general description of our Series C
                              medium-term noteprogram in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the Convert Notes, including the specific mechanics and timing of the payment determinations, you should read the section of this pricing supplement called "Description of Convert Notes." You should also read about some of the risks involved in investing in Convert Notes in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the Convert Notes may differ from that of investments in ordinary debt securities, convertible debt or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Convert Notes.

Where you can find more       You can obtain information about Juniper
information on Juniper        Networks, the Juniper Notes and Juniper including
Networks, the Juniper Notes   the Securities and Exchange Commission (the
and Juniper Stock             "SEC"). In particular, you Stock from the sources
                              listed under "Description of Convert
                              Notes--Public should read the descriptions of the Juniper Notes and Juniper Stock contained in
                              Information Regarding Juniper Networks, the
                              Juniper Notes and Juniper Stock," Juniper
                              Networks' SEC filings.

How to reach us               Please contact our principal executive offices at
                              1585 Broadway, New York, New York 10036
                              (telephone number (212) 761-4000).

                                  RISK FACTORS

     The Convert Notes are not secured debt and are riskier than ordinary debt securities. Because they are exchangeable at maturity for Juniper Notes, there is no guaranteed return of principal. If the value of Juniper Notes decreases from the date we offer the Convert Notes for initial sale to the public, investors may lose money on their investment. Investing in the Convert Notes is not equivalent to investing directly in Juniper Stock or the Juniper Notes. Among other differences, investors in the Convert Notes will not receive any dividends paid on Juniper Stock. This section describes the most significant risks relating to the Convert Notes. You should carefully consider whether the Convert Notes are suited to your particular circumstances before you decide to purchase them.

The Convert Notes are not     The Convert Notes combine features of equity and
ordinary senior notes -- no   debt instruments. Because the Notes you receive
guaranteed return of          upon exchange at maturity may be less than the
principal                     issue price of prices of the Juniper Notes and
                              the Juniper Stock into which the Juniper Notes the Convert Notes. An investment in the Convert
                              Notes may result in an are convertible are each subject to market fluctuations, the value of the Juniper investment loss if the sum of (i) the total interest payments on a Convert Note, (ii) the value of the Juniper Notes received at maturity and (iii) the supplemental amount, if any, delivered in exchange for a Convert Note is less than the issue price of the Convert Notes.


Juniper Networks credit risk  Because our payment of the underlying coupon on the Convert Notes is contingent on Juniper
                              Networks' payment of interest on the Juniper
                              Notes, you will take credit risk with respect to Juniper Networks on those interest payments, as well as on the Juniper Notes that you will receive upon exchange at maturity. In addition, if we become aware of an event of default with respect to the Juniper Notes, we will have the right to accelerate the Convert Notes, in which case we will distribute to you one Juniper Note for each Convert Note you hold plus the supplemental amount, if any, based on parity at the time we give notice of the acceleration. The Juniper Notes are rated B- by Standard & Poor's Rating Services.

Secondary trading             The Convert Notes will not be listed on an
may be limited                organized securities exchange. There may be
                              little or no secondary market for the Convert
                              Notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                              currently intends to act as a market maker for Convert Notes but is not required to do so.

Market price of the Convert   Several factors, many of which are beyond our
Notes influenced              control, will influence the value of the Convert
by many unpredictable         Notes. We expect that generally the market price
factors                       of the Juniper Notes on any day will affect the
                              value of the Convert Notes more than any other single factor. Other factors that may influence the value of the Convert Notes include:

                              o  the market price of Juniper Stock

                              o  the creditworthiness of Juniper Networks

                              o the volatility (frequency and magnitude of changes in price) of Juniper Stock

                              o  the dividend rate on Juniper Stock

                              o economic, financial, political, regulatory and judicial events that affect stock markets generally and which may affect the market price of the Juniper Notes and Juniper Stock

                              o  interest and yield rates in the market

                              o the time remaining until the Convert Notes mature

                              o  our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your Convert Notes prior to maturity. For example, you may have to sell your Convert Notes at a substantial discount from their issue price if the market value of the Juniper Notes or Juniper Stock is at, below or not sufficiently above their market value at pricing.

                              You cannot predict the future performance of the Juniper Notes or Juniper Stock based on their historical performance. The price of the Juniper Notes may decrease so that you will receive at maturity Juniper Notes worth less than the issue price of the Convert Notes. We cannot guarantee that the price of the Juniper Notes will increase so that you will receive at maturity Juniper Notes worth more than the issue price of the Convert Notes or that the price of Juniper Stock will increase so that you will receive any supplemental amount in cash.

We may distribute Juniper     If a change of control with respect to Juniper
Notes to you prior to         Networks occurs under the terms of payments of
maturity                      the underlying coupon on the Convert Notes. We
                              will pay you the the Juniper Notes, we will distribute Juniper Notes to you and will discontinue supplemental amount, if any, on the Maturity Date.

No affiliation with           We are not affiliated with Juniper Networks.
Juniper Networks              Although we do not have any non-public
                              information about Juniper Networks as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Juniper Networks, including extending loans to, or making equity investments in, Juniper Networks or providing advisory services to Juniper Networks, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Juniper
                              Networks. Moreover, we have no ability to control or predict the actions of Juniper Networks, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Juniper Networks. Juniper Networks is not involved in the offering of the Convert Notes in any way and has no obligation to consider your interest as an owner of Convert Notes in taking any corporate actions that might affect the value of your Convert Notes. None of the money you pay for the Convert Notes will go to Juniper
                              Networks.

You have no rights as a       As a holder of the Convert Notes, you will not be
shareholder or noteholder     entitled to any rights with respect to Juniper
of Juniper Networks           Notes or Juniper Stock (including, without
                              limitation, voting interest actually paid on the Juniper Notes, to the extent described herein) and the rights, the rights to receive any dividends or other distributions (other than right to tender or exchange Juniper Stock or Juniper Notes in any tender or exchange offer by Juniper Networks or any third party) until such time as we deliver Juniper Notes to you at maturity or, thereafter, Juniper Networks delivers Juniper Stock to you upon conversion of your Juniper Notes. As a holder of the Convert
                              Notes, you will not have the right to respond to any consent solicitation made to holders of the Juniper Notes. Any such consent solicitation, whether or not made in connection with a tender or exchange offer, may result in amendments to the indenture for the Juniper Notes. Such amendments could adversely affect the rights of the holders of Juniper Notes and the market price of the Juniper Notes. For example, a consent solicitation made in connection with an exchange offer for the Juniper Notes could cause the holders of the Juniper Notes to lose the protection of many of the covenants of Juniper
                              Networks under the indenture for the Juniper
                              Notes. Holding the Convert Notes is not the same as owning the underlying Juniper Notes.

The share amount              MS & Co., as calculation agent, will adjust the
adjustments we are            share amount for certain events affecting Juniper
required to make do           Stock, such as stock splits and stock dividends,
not cover every corporate     and certain other corporate actions involving
event that can affect         Juniper, such as mergers. However, the
Juniper Stock                 calculation agent is not required to make an
                              adjustment for every corporate event that can affect Juniper Stock. For example, the calculation agent is not required to make any adjustments if Juniper or anyone else makes a partial tender or partial exchange offer for Juniper Stock. If an event occurs that does not require the calculation agent to adjust the share amount of Juniper Stock, the market price of the Convert Notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Juniper Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the share amount may materially and adversely affect the market price of the Convert Notes.

We may exercise rights as     If we, or any of our affiliates, hold Juniper
a holder of Juniper Notes     Notes, including as a result of hedging
                              activities in connection with the Convert Notes, we will have the right, but not the obligation, to exercise or to refrain from exercising our rights as a noteholder, including, without limitation, rights to tender or exchange Juniper
                              Notes in any tender or exchange offer and to respond to any consent solicitation issued to holders of the Juniper Notes. Any exercise of our rights as the holder of Juniper Notes, or our refraining from any such exercise, could affect your rights as a holder of the Juniper Notes you will receive upon exchange of the Convert Notes at maturity.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent and calculate the supplemental amount, if any, you its affiliates may influence will receive at maturity of the Convert Notes and
determinations                what adjustments should be made to the share
                              amount to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the Convert Notes (and possibly to other instruments linked to Juniper Stock or Juniper Notes), including trading in Juniper
                              Stock or Juniper Notes as well as in other instruments related to Juniper Stock and Juniper
                              Notes. Any of these hedging activities and MS &
                              Co.'s affiliation with us could influence MS &
                              Co.'s determinations as calculation agent, including with respect to adjustments to the share amount. MS & Co. and some of our other subsidiaries also trade Juniper Stock and the Juniper Notes and other financial instruments related to Juniper Stock and Juniper Notes on a regular basis as part of their general broker-dealer and other businesses. Any of these activities could potentially affect the price of Juniper Stock or Juniper Notes and, accordingly, could affect your payout on the Convert Notes.

Convert Notes are not         These Convert Notes are exchangeable exclusively
convertible into the common   into the Juniper Notes at maturity.
stock or the convertible
notes of Morgan Stanley
Dean Witter & Co.

Because the characterization  You should also consider the tax consequences of
of the Convert Notes for      investing in the Convert Notes. There is no
federal income tax purposes   direct legal authority as to the proper tax
is uncertain, the material    treatment of the Convert Notes, and therefore
federal income tax            significant aspects of the tax treatment of the
consequences of an            Convert Notes are uncertain. Pursuant to the
investment in the Convert     terms of the Convert Notes, MSDW and you agree to
Notes are uncertain           treat the Convert Notes as investment units
                              consisting of (i) a prepaid forward contract to purchase one Juniper Note at maturity, and (ii) a call option on Juniper Stock, as described in "Description of Convert Notes--United States
                              Federal Income Taxation--General." You will be required to characterize the Convert Notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization.
                              If the Internal Revenue Service ("IRS") were successful in asserting an alternative characterization for the Convert Notes, the timing and character of income on the Convert
                              Notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Convert Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called
                              "Description of Convert Notes--United States
                              Federal Income Taxation."

                          DESCRIPTION OF CONVERT NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Convert Notes" refers to the $36,000,000 aggregate principal amount of our Convert Notes due February 28, 2003, Mandatorily Exchangeable for 4.75% Convertible Subordinated Notes due 2007 of Juniper Networks, Inc. The term "one Convert Note" means each $1,000 principal amount of the Convert Notes, and the term "one Juniper Note" means each $1,000 principal amount of the Juniper Notes. In this pricing supplement, "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Aggregate Principal Amount... $36,000,000

Maturity Date................ February 28, 2003

Interest Payments............ We will pay to the holder of each Convert Note on each Interest Payment Date a coupon equal to the amount of interest, if any, paid by Juniper Networks on one Juniper Note (the "Underlying Coupon") since the preceding Interest Payment Date on which an Underlying Coupon was paid (or since the Original Issue Date, as applicable) (subject to the terms described under "--Discontinuance of Underlying Coupon Payments" and "--Certain Events Affecting the Juniper Notes" below).

Interest Payment Dates....... Each March 30 and September 30, beginning
                              September 30, 2001.

Specified Currency........... U.S. dollars

Issue Price.................. $800.236 per Convert Note, which equals the last offer price for the Juniper Notes on August 2, 2001, plus accrued but unpaid interest on Juniper Notes to but not including the Original Issue Date, plus $49.00.

Original Issue Date
(Settlement Date)............ August 7, 2001

CUSIP........................ 617446GS2

Denominations................ $1,000 and integral multiples thereof

Juniper Notes................ 4.75% Convertible Subordinated Notes due 2007 of
                              Juniper Networks, Inc. (CUSIP 48203RAA2). The Juniper Notes are subordinated, unsecured obligations of Juniper Networks and are rated B-by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, Inc. Juniper Notes are convertible into Juniper Stock. See "--Public Information Regarding Juniper Networks, the Juniper Notes and Juniper Stock" below.

Juniper Stock................ The common stock of Juniper Networks, a Delaware corporation, or any successor entity.

Distribution at Maturity..... On the Maturity Date, holders of the Convert
                              Notes will receive for each Convert Note (i) one Juniper Note (unless the Juniper Notes have been previously distributed to holders as described in "--Certain Events Affecting the Juniper Notes" below) and (ii) an amount in cash equal to the Supplemental Amount, if any.

Supplemental Amount.......... The Supplemental Amount is an amount in cash per
                              Convert Note equal to the greater of (i) zero and
                              (ii) Final Parity less Initial Parity; provided that in no event will the Supplemental Amount per Convert Note exceed $168.6374.

Final Parity................. Parity on the Determination Date

Parity....................... Parity on any date means the aggregate Market
                              Price of a number of shares of Juniper Stock equal to the Share Amount on such date, as determined by the Calculation Agent.

Share Amount................. 6.099, which is the number of shares of Juniper
                              Stock into which one Juniper Note is convertible, subject to adjustment for certain corporate events. See "--Adjustments to Share Amount" below.

Initial Parity............... $168.6374

Determination Date........... February 21, 2003, or if such day is not a
                              Trading Day or if there is a Market Disruption Event on such day, the Determination Date will be the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Determination Date will be no later than the second scheduled Trading Day preceding the Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

Market Price................. If Juniper Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Juniper Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Juniper Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Juniper Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the- counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Juniper Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Adjustments to Share Amount.. The Share Amount will be adjusted by the
                              Calculation Agent as follows:

                              1. If Juniper Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Amount will be adjusted to equal the product of the prior Share Amount and the number of shares issued in such stock split or reverse stock split with respect to one share of Juniper Stock.

                              2. If Juniper Stock is subject to a stock dividend (issuance of additional shares of Juniper Stock) that is given ratably to all holders of shares of Juniper Stock, then once the dividend has become effective and Juniper Stock is trading ex-dividend, the Share Amount will be adjusted so that the new Share Amount will equal the prior Share Amount plus the product of (i) the number of shares issued with respect to one share of Juniper Stock and (ii) the prior Share Amount.

                              3. There will be no adjustments to the Share
                              Amount to reflect cash dividends or other distributions paid with respect to Juniper Stock other than distributions described in clauses
                              (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Juniper Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Juniper Stock by an amount equal to at least 10% of the Market Price of Juniper Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Juniper Stock, the Share Amount will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Share Amount will equal the product of (i) the then current Share Amount and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Juniper Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Juniper Stock or
                              (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Juniper Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Share Amount pursuant to clause (i), (iv) or (v) of paragraph 5, as applicable.

                              4. If a Market Price is no longer available for Juniper Stock for whatever reason, including the liquidation of Juniper Networks or the subjection of Juniper Networks to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Juniper Stock will equal zero for so long as no Market Price is available.

                              5. If (i) there occurs any reclassification or change of Juniper Stock, including, without limitation, as a result of the issuance of any tracking stock by Juniper Networks, (ii) Juniper Networks or any surviving entity or subsequent surviving entity of Juniper Networks (a "Juniper Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Juniper Networks or any Juniper Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Juniper Networks is liquidated, (v) Juniper Networks issues to all holders of Juniper Stock equity securities of an issuer other than Juniper Networks (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Juniper Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining Final Parity will be adjusted so that Final Parity will be equal to the value of the securities, cash or any other assets distributed to holders of Juniper Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Juniper Stock and, in the case of a Spin-off Event, the share of Juniper Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") on the Determination Date. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon),
                              (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon) and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the Determination Date, per share of such security multiplied by the quantity of such security received for each share of Juniper Stock as adjusted by the Share Amount at the time of such Reorganization Event (without any accrued interest thereon). In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                              For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                              No adjustments to the Share Amount will be required unless such adjustment would require a change of at least 0.1% in the Share Amount then in effect.

                              No adjustments to the Share Amount or the method of calculating Final Parity will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Juniper Stock, including, without limitation, a partial tender or exchange offer for Juniper Stock. However, the Calculation Agent may, in its sole discretion, make additional changes to the Share Amount upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Juniper Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Share Amount and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                              The Calculation Agent will provide information as to any adjustments to the Share Amount upon written request by any holder of Convert Notes.

Trading Day.................. A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Business Day................. Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption.......... We will not redeem the Convert Notes prior to the
                              Maturity Date, and the Convert Notes will not be exchangeable by you prior to the Maturity Date.

Discontinuance of Underlying
Coupon Payments.............. If there is a default by Juniper Networks with respect to the payment of interest on the Juniper Notes, we will discontinue payments of the Underlying Coupon on the Convert Notes and we will have the right to accelerate the maturity of the Convert Notes, as described under "--Certain Events Affecting the Juniper Notes" below. If we do not accelerate the maturity of the Convert Notes, we will resume payments of the Underlying Coupon if, when and to the extent that such default is cured by Juniper Networks prior to the earlier of the Determination Date and the Early Determination Date (as defined under "--Certain Events Affecting the Juniper Notes" below). Upon a cure by Juniper Networks of any such default, we will promptly, but in no event later than the later of the first Interest Payment Date on the Convert Notes following the scheduled payment date on the Juniper Notes for such defaulted interest and two Business Days following the date on which holders of the Juniper Notes receive a payment of delinquent interest with respect to the Juniper Notes, pay to each holder an amount per Convert Note equal to the amount of delinquent interest paid by Juniper Networks to the holders of a Juniper Note. Payment of the Underlying Coupon on the Convert Notes will thereafter be paid on the next succeeding Interest Payment Date, as described under "--Interest Payments" above, subject to the conditions set forth in this paragraph.

                              A discontinuance of payments of the Underlying Coupon, whether or not resumed, pursuant to the immediately preceding paragraph will not constitute a default under the Senior Debt Indenture for the Convert Notes.

                              We will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convert Notes (i) no later than 10:00 a.m. on the Business Day next succeeding the applicable scheduled payment date for the Juniper Notes of any default by Juniper Networks in the payment of interest on the Juniper Notes and (ii) no later than 10:00 a.m. on the Business Day next succeeding any payment of interest on the Juniper Notes by Juniper Networks to cure any such default of the amount of interest to be delivered per Convert Note.

Certain Events Affecting
the Juniper Notes............ Events of Default

                              If, on any day prior to the Maturity Date, we become aware of an event of default with respect to the Juniper Notes (such day, the "Default Notice Date"), we will have the right, but not the obligation, on the Default Notice Date and on any succeeding Trading Day (to and including the scheduled Trading Day immediately preceding the Determination Date) on which such event of default is continuing, to (i) deliver to the Trustee and the holders of the Convert Notes notice of such event of default (such date, the "Acceleration Notice Date") and (ii) accelerate the maturity of the Convert Notes and distribute, in exchange for each Convert Note, one Juniper Note plus the Supplemental Amount, calculated as if the Acceleration Notice Date were the Determination Date (the "Early Determination Date") (such distribution, an "Early Distribution"); provided that if the Acceleration Notice Date is not a Trading Day or if there is a Market Disruption Event on such date, the Early Determination Date will be the next succeeding Trading Day during which no Market Disruption Event shall have occurred. We will make any such Early Distribution on the second Business Day next succeeding the Early Determination Date (the "Early Distribution Date"). If the Early Distribution Date falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding scheduled payment date, we will not pay any accrued but unpaid Underlying Coupon on the Early Distribution Date; provided that we will deliver, with the Juniper Notes delivered on the Early Distribution Date, due-bills or other instruments with respect to such Juniper Notes evidencing the transfer of title to any such interest payments.

                              We will, or will cause the Calculation Agent to,
                              (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convert Notes on or prior to 10:30 a.m. on the Business Day immediately preceding the Early Distribution Date that such distribution is pursuant to a decision to accelerate the Convert Notes as a result of an event of default with respect to the Juniper Notes and (ii) deliver on the Early Distribution Date the Early Distribution to the Trustee for delivery to the holders against delivery of the Convert Notes to the Trustee.

                              Change of Control

                              If a "change of control" with respect to Juniper Networks occurs under the terms of the Juniper Notes, we will distribute to holders of Convert Notes one Juniper Note with respect to each Convert Note promptly following our becoming aware of the occurrence of such "change in control," and we will discontinue payment of the Underlying Coupon. If the date of such a distribution (the "Note Distribution Date") falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the Note Distribution Date; provided that we will deliver, with the Juniper Notes delivered on the Note Distribution Date, due-bills or other instruments with respect to such Juniper Notes evidencing the transfer of title to any such interest payments. The terms of the Convert Notes will not otherwise change.

                              A "change of control" with respect to the Juniper Notes means any of the following events:

                              o any person acquires a beneficial ownership of shares of Juniper Networks' capital stock entitling the person to exercise 50% or more of the total voting power of all shares of Juniper Networks' capital stock that is entitled to vote in elections of directors (other than an acquisition by Juniper Networks or any of its subsidiaries or any of its employee benefit plans); or

                              o Juniper Networks merges or consolidates with another person or transfers all or substantially all of its assets to another person, other than

                                 o any such transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Juniper Networks' capital stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of Juniper Networks' capital stock that are entitled to vote in elections of directors immediately prior to such transaction are entitled to exercise 50% or more of the total voting power of all shares of capital stock entitled to vote in elections of directors of the continuing or surviving corporation immediately after such transaction, and

                                 o  any merger that is effected solely to
                                    change Juniper Networks' jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Juniper Networks' common stock into solely shares of common stock.

                              However, a change of control with respect to the Juniper Notes will not be deemed to have occurred if either:

                              o the closing price per share of Juniper Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change of control, in the case of change of control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Juniper Notes in effect on each of those trading days, or

                              o all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control under the first and second bullet points in the preceding paragraph above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the convertible notes become convertible solely into such common stock.

                              We have derived this information about the Juniper Notes and the definition of "change of control" entirely from the public disclosure on the Juniper Notes described under "--Public Information Regarding Juniper Networks, the Juniper Notes and Juniper Stock" below and have made no due diligence inquiry with respect to such information.

                              We will, or will cause the Calculation Agent to
                              (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convert Notes on or prior to 10:30 a.m. on the Business Day immediately preceding the Note Distribution Date that such distribution is pursuant to a change of control with respect to the Juniper Notes and (ii) deliver on the Note Distribution Date the Juniper Notes to the Trustee for delivery to the holders.

Book Entry Note or
Certificated Note............ Book Entry

Senior Note or Subordinated
Note......................... Senior

Trustee...................... The Chase Manhattan Bank

Agent for this Underwritten
Offering of Convert Notes.... MS & Co.

Calculation Agent............ MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as a holder of the Convert Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Market Price of Juniper Stock or whether a Market Disruption Event has occurred. See "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

                              All calculations with respect to the Share Amount and the Supplemental Amount for the Convert Notes will be rounded to the nearest ten-thousandth, with five one-hundred thousandths rounded upward (e.g., .98765 would be rounded to .9877), and all dollar amounts paid with respect to the Supplemental Amount on the aggregate number of Convert Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event...... "Market Disruption Event" means, with respect to
                              Juniper Stock:

                              (i) a suspension, absence or material limitation of trading of Juniper Stock on the primary market for Juniper Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Juniper Stock as a result of which the reported trading prices for Juniper Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Juniper Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                              (ii)a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Supplemental Amount or the Convert Notes generally.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Juniper Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Juniper Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Juniper Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternative Determination
Date in case of an Event
of Default that causes an
Acceleration with respect
 to the Convert Notes........ In case an event of default that causes an acceleration with respect to any Convert Notes shall have occurred, Final Parity will be determined by the Calculation Agent as though the Determination Date were the date of acceleration. If the date of acceleration falls after a record date for the payment of interest on the Juniper Notes and prior to the immediately succeeding scheduled payment date, we will not pay any accrued but unpaid Underlying Coupon on the date of acceleration.

Public Information
Regarding Juniper Networks,
the Juniper Notes and
Juniper Stock................ Juniper Networks provides internet infrastructure solutions for internet service providers and other telecommunications service providers. A registration statement for the Juniper Notes has been filed under the Securities Act of 1933, as amended (the "Securities Act"), and Juniper Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC by Juniper Networks pursuant to the Exchange Act can be located by reference to SEC file number 0- 26339. In particular, information regarding the Juniper Notes can be found in Registration Statement No. 333-96171 and the Prospectus dated March 2, 2000 contained therein. According to such filed information, Norwest Bank Minnesota, National Association, was the trustee for the Juniper Notes at the time of their issuance. In addition, information regarding Juniper Networks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                              This pricing supplement relates only to the Convert Notes offered hereby and does not relate to Juniper Stock, the Juniper Notes or other securities of Juniper Networks. We have derived all disclosures contained in this pricing supplement regarding Juniper Networks from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Juniper Networks in connection with the offering of the Convert Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Juniper Networks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Juniper Stock or the Juniper Notes (and therefore the Issue Price of the Convert Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Juniper Networks could affect the value received with respect to the Convert Notes at maturity and therefore the trading prices of the Convert Notes.

                              Neither we nor any of our affiliates make any representation to any purchaser of Convert Notes as to the performance of Juniper Stock or the Juniper Notes.

                              We and/or our subsidiaries may presently or from time to time engage in business with Juniper Networks, including extending loans to, or making equity investments in, Juniper Networks or providing advisory services to Juniper Networks, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Juniper Networks and, in addition, one or more of our affiliates may publish research reports with respect to Juniper Networks. The statement in the preceding sentence is not intended to affect the rights of holders of the Convert Notes under the securities laws. As a prospective purchaser of Convert Notes, you should undertake an independent investigation of Juniper Networks and the terms of the Juniper Notes and Juniper Stock as in your judgment is appropriate to make an informed decision with respect to an investment in Juniper Stock or the Juniper Notes.

Historical Information....... The following tables set forth the published high and low Market Prices of Juniper Stock from June 24, 1999 (the first date on which Market Prices for Juniper Stock were made available) through August 2, 2001 and the high and low mid-market prices of Juniper Notes from March 6, 2000 (the first date on which Bloomberg Generic Prices for the Juniper Notes were made available) through August 2, 2001. The Market Price of Juniper Stock on August 2, 2001 was $27.93. The mid-market price of the Juniper Notes on August 2, 2001 was 73.25%. We obtained the prices for Juniper Stock and the Juniper Notes and the other information below from Bloomberg Financial Markets and we believe such information to be accurate. The Juniper Notes are not listed or traded on an exchange. Accordingly the prices at which sales of Juniper Notes are made are not publicly available. The historical prices for the Juniper Notes are the "Bloomberg Generic Prices (BGN)" calculated by Bloomberg by a proprietary process. The high and low prices listed below represent a mid-market price based on dealer prices contributed to Bloomberg Financial Markets. No representation is made that the Juniper Notes could have been sold or purchased at the prices listed below. These prices may be materially different from the prices paid or received by us or our affiliates with respect to the Juniper Notes over the periods described. You should not take the historical prices of Juniper Stock or the Juniper Notes as an indication of future performance. The price of Juniper Stock or the Juniper Notes may decrease so that you will receive at maturity Juniper Notes worth less than Issue Price of the Convert Notes. We cannot give you any assurance that the price of Juniper Notes or the Juniper Stock will increase so that at maturity you will receive Juniper Notes worth more than the principal amount of the Convert Notes. Because the Convert Notes are exchangeable at maturity for Juniper Notes, there is no guaranteed return of your investment in the Convert Notes. There is also no guarantee that the price of Juniper Stock will increase so that you will receive any Supplemental Amount in cash. To the extent that the value of Juniper Notes drops below the Issue Price of the Convert Notes and the shortfall is not offset by the coupon paid on the Convert Notes and any Supplemental Amount, you will lose money on your investment.

                                 Juniper Notes              High         Low
                              ------------------------     -------      ------
                              (CUSIP # 48203RAA2)
                              2000
                                First Quarter
                                  (from March 6, 2000)     111.16%       92.75%
                                Second Quarter......       111.94%       73.56%
                                Third Quarter.......       157.77%      101.72%
                                Fourth Quarter......       164.88%       84.79%
                              2001
                                First Quarter.......       109.09%       72.69%
                                Second Quarter......        83.54%       68.79%
                                Third Quarter
                                  (through August 2,
                                  2001).............        73.25%       68.88%

                                 Juniper Stock              High         Low
                              (CUSIP # 48203R104)
                              1999
                                Second Quarter
                                  (from June 24, 1999)    $ 24.83        $ 5.67
                                Third Quarter........     $ 37.83       $ 20.83
                                Fourth Quarter.......     $ 59.08       $ 30.35
                              2000
                                First Quarter........     $153.50       $ 51.29
                                Second Quarter.......     $147.94       $ 74.00
                                Third Quarter........     $230.50      $ 127.00
                                Fourth Quarter.......     $243.00       $ 93.94
                              2001
                                First Quarter........     $136.63        $37.96
                                Second Quarter.......      $65.58        $28.30
                                Third Quarter
                                  (through August 2,
                                  2001)..............      $31.76         23.25

                              Historical prices of Juniper Stock have been adjusted for a 3-for-1 stock split and a 2-for-1 stock split, which became effective in the first and second quarters of 2000, respectively.

                              Juniper Networks has not paid cash dividends on Juniper Stock to date. We make no representation as to the amount of dividends, if any, that Juniper will pay in the future. In any event, as a holder of the Convert Notes, you will not be entitled to receive dividends, if any, that may be payable on Juniper Stock.

Use of Proceeds and Hedging.. The net proceeds we receive from the sale of the
                              Convert Notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Convert Notes. See also "Use of Proceeds" in the accompanying prospectus.

                              On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Convert Notes by taking positions in Juniper Notes, Juniper Stock and other instruments. Purchase activity could have potentially increased the price of Juniper Notes or Juniper Stock, and therefore effectively have increased the level at which Juniper Notes or Juniper Stock must trade before you would receive at maturity Juniper Notes and cash worth more than the Issue Price of the Convert Notes. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Convert Notes, including on the Determination Date, by purchasing and selling Juniper Notes, Juniper Stock, options contracts on Juniper Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the price of the Juniper Notes or Juniper Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution................. Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Convert Notes set forth on the cover of this pricing supplement, plus accrued interest, if any, from the Original Issue Date. The Agent proposes initially to offer the Convert Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. We expect to deliver the Convert Notes against payment therefor in New York, New York on August 7, 2001. After the initial offering of the Convert Notes, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the Convert Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Convert Notes, the Juniper Notes or Juniper Stock. Specifically, the Agent may sell more Convert Notes than it is obligated to purchase in connection with the offering or may sell Convert Notes, Juniper Notes or Juniper Stock it does not own, creating a naked short position in the Convert Notes, the Juniper Notes or Juniper Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Convert Notes, the Juniper Notes or Juniper Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Convert Notes, the Juniper Notes or Juniper Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Convert Notes, the Juniper Notes or Juniper Stock in the open market to stabilize the price of the Convert Notes. Any of these activities may raise or maintain the market price of the Convert Notes above independent market levels or prevent or retard a decline in the market price of the Convert Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.................... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Convert Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Convert Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Convert Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Convert Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Convert Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Convert Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Convert Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or
                              84-14.

                              In addition to considering the consequences of holding the Convert Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Convert Notes should also consider the possible implications of owning Juniper Notes upon exchange of the Convert Notes at maturity. Purchasers of the Convert Notes have exclusive responsibility for ensuring that their purchase and holding of the Convert Notes, Juniper Notes and Juniper Stock do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation..................... The following summary is based on the advice of
                              Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences of the ownership and disposition of the Convert Notes by U.S. Holders (as defined below). The summary only addresses tax consequences to initial holders who purchase Convert Notes at the issue price and hold them as capital assets.

                              This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

                              o  certain financial institutions;

                              o dealers in options, securities or foreign currencies;

                              o  tax-exempt organizations;

                              o persons holding Convert Notes as part of a hedge, straddle, conversion or other integrated transaction;

                              o partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

                              o holders whose functional currency is not the U.S. dollar.

                              This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the Convert Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              General

                              Pursuant to the terms of the Convert Notes, we and every holder of the Convert Notes agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Convert Notes for all tax purposes as investment units consisting of the following components: (i) a prepaid forward contract (the "Forward Contract") to purchase one Juniper Note at maturity, and (ii) a call option (the "Option") on Juniper Stock. This characterization is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Convert Notes (or substantially similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of such authorities, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Convert Notes. As a result, significant aspects of the U.S. federal income tax consequences of investing in the Convert Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the treatment described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of investing in the Convert Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion assumes the characterization described above.

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means an owner of a Convert Note that for U.S. federal income tax purposes is:

                              o  a citizen or resident of the United States;

                              o a corporation created or organized under the laws of the United States or any political subdivision thereof; or

                              o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the Convert Notes

                              Tax Basis. A Holder's basis in a Convert Note will be allocated between the Forward Contract and the Option comprising part of the Convert
                              Note in proportion to their respective fair market values at the time of issuance, and will in aggregate equal the cost incurred by the Holder to purchase the Convert Note.

                              Tax Treatment of Underlying Coupon. Although it is not free from doubt, we intend to take the position that U.S. Holders have ordinary income in an amount equal to the Underlying Coupon payments on the Convert Notes.

                              Tax Treatment at Maturity. At maturity, a U.S. Holder will recognize taxable long-term capital gain or loss equal to the difference between the amount of the Supplemental Coupon received, if any, and the Holder's tax basis in the Option. A U.S. Holder will have a basis in the Underlying Note received at maturity equal to the Holder's tax basis in the Forward Contract, and a holding period that would start on the day after maturity of the Convert Notes.

                              Sale or Exchange of the Convert Note. Upon a sale or exchange of a Convert Note prior to maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's basis in the Convert Note sold or exchanged. This capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Convert Note for more than one year at the time of disposition.

                              Possible Alternative Tax Treatments of an
                              Investment in the Convert Notes

                              Due to the absence of authorities that directly address the proper characterization of the Convert Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment of the Convert Notes described above. In particular, the IRS could seek to analyze the tax consequences of owning Convert Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                              If the IRS were successful in asserting that the Contingent Payment Regulations apply to the Convert Notes, the timing and character of income in respect of the Notes would be significantly affected. Among other consequences, a U.S. Holder would be required to accrue original issue discount in respect of a Convert Note at our "comparable yield," determined at the time of issuance, in an amount significantly greater than the Underlying Coupon payments received in respect of the Note. Furthermore, any gain realized at maturity or upon sale or other disposition of a Convert Note would generally be treated as ordinary income, and any loss realized at maturity would be treated ordinary loss to the extent of a U.S. Holder's prior accruals of original issue discount and capital loss thereafter. Gain or loss realized at maturity would be calculated with reference to the Underlying Coupon cash payments, if any, and the fair market value of the underlying Juniper Note at that time.

                              Even if the Contingent Payment Regulations do not apply to the Convert Notes, other tax treatments are possible that, if applied, could affect the timing and the character of the income or loss with respect to the Notes. It is possible, for example, that the Convert Notes could be treated as units consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount in respect of a Convert Note on a current basis in an amount significantly greater than the Underlying Coupon payments received in respect of the Note, and might be required to calculate gain or loss differently than described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Convert Notes.

                              Backup Withholding and Information Reporting

                              A U.S. Holder of a Convert Note may be subject to information reporting and to backup withholding on amounts paid to the Holder (at the backup withholding rate in effect at that time), unless the Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Pursuant to the Economic Growth and Tax Reconciliation Act of 2001, the backup withholding rate is scheduled to be reduced periodically through 2006. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.